                                                                      EXHIBIT 2




                            STOCK PURCHASE AGREEMENT


                   STOCK PURCHASE AGREEMENT dated as of February 27, 1997 between the persons listed as Sellers on the signature pages of this Agreement (the "Sellers"), as the holders of all the shares of capital stock and certain other securities of Prism Enterprises, Inc., a Delaware corporation (the "Company"), and Fuqua Enterprises, Inc., a Delaware corporation (the "Buyer").

                   WHEREAS, the Sellers desire to sell to the Buyer all of the shares of Class A Common Stock, par value $0.01 per share, and all of the Warrants to acquire shares of Class B Common Stock, par value $0.01 per share, of the Company, and the Buyer desires to purchase such shares and Warrants from the Sellers on the terms set forth in this Agreement;

                   NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth, the parties agree as follows:

                   1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Action": any charge, claim, lawsuit, complaint, request for investigation, report of alleged violation of law or regulation, or legal proceeding of any nature filed with or made to any court, Governmental Authority or organization having jurisdiction or authority over the Company or any Subsidiary, their assets, the Business, their property or the operations occurring thereon.

                  "Affiliate": with respect to any Person means (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 5% or greater equity or voting interest of such Person; or (iii) any entity for which a Person described in (ii) above acts in any such capacity.

                  "Agent": Merle M. Smith, as agent for the Sellers.

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                  this "Agreement": this Stock Purchase Agreement and all
         Schedules and Exhibits hereto, as the same may be amended, supplemented or otherwise modified from time to time.

                  "BT": BT Capital Partners, Inc., a Delaware corporation.

                  "Business": the business now carried on by the Company and its Subsidiary under the names "Prism Technologies" and "PrisTech" at its locations in San Antonio, Texas, and Rancho Cucamonga, California.

                  "Closing": the closing of the transactions contemplated by this Agreement.

                  "Closing Date": the date of the Closing.

                  "Code": the Internal Revenue Code of 1986, as amended.

                  "Consent": any consent, waiver, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

                  "Contract": any written or oral contract, agreement, understanding, lease, license, note, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which a Person is a party, that is binding on such Person or its securities, assets or business.

                  "December Balance Sheet": the unaudited balance sheet of the Company as of December 31, 1996 included in the Financial Statements.

                  "Default": (1) a breach of, default under, or misrepresentation in or with respect to any Contract, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or to accelerate, increase, or impose any Liability under any Contract.

                  "Environmental Laws": all Laws relating to pollution or protection of human health or the




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         environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

                  "Environmental Litigation": any Litigation against the Company, any Subsidiary, the Business or the assets of the Company (including, without limitation, notice or other communication, written or oral, by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or violation or alleged violation of, any Environmental Law.

                  "Environmental Matter": any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, or (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any real property leased by the Company or any Subsidiary.

                  "ERISA": the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it) and all regulations promulgated thereunder, as amended.

                  "Escrow Agent": Texas Commerce Bank National Association, and its successors and assigns under the Escrow Agreement.

                  "Escrow Agreement": the Escrow Agreement dated as of the Closing Date among the Sellers, the Buyer, the


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         Agent and the Escrow Agent, substantially in the form of Exhibit A attached hereto, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Financial Statements": the audited financial statements of the Company for the fiscal years ended December 31, 1994 and 1995, and the unaudited financial statements of the Company for the 12-month period ended December 31, 1996.

                  "GAAP": generally accepted accounting principles.

                  "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

                  "Hazardous Substance": (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil.

                  "Improvements": all buildings, structures, fixtures and other improvements located on or included in any real property.

                  "Intellectual Property": the Company's (i) Patents and Trademarks, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) copyrights and any registrations and applications therefor, (iv) technology rights and licenses, and (v) computer software and other intellectual property, to the extent proprietary in nature and not in the public domain.

                  "knowledge" or "known": with respect to the Sellers means (a) the actual knowledge of Robert Marakovits or Mark S. Smith, without having made any inquiry, or (b) the actual knowledge of Merle M. Smith or Christopher M. Smith, after due inquiry of the officers of the Company and its Subsidiaries responsible for the matters as to which knowledge pertains.

                  "Laws": (i) all Federal, state, local or foreign laws, rules and regulations; (ii) all Orders; (iii) all Permits; and (iv) all agreements with Federal, state, local or foreign regulatory authorities.

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                  "Leased Real Property": the real property identified on
         Schedule 3.12.

                  "Liability": any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether known, unknown, accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

                  "Lien": any mortgage, pledge, deed of trust, transfer restriction, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others whether arising by Contract, operation of Law or otherwise.

                  "Litigation Expense": any reasonable expense incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including without limitation rights to indemnification hereunder), including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

                  "Litigation": any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, hearing, governmental or regulatory investigation, governmental or regulatory charge or litigation, by any Person alleging potential Liability relating to or affecting the Company or any Subsidiary, its assets (including, without limitation, Contracts relating to the Company or any Subsidiary), the Business or the transactions contemplated by this Agreement.

                  "Loss": any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, and liabilities, and interest on any amount payable to a


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         Third Party as a result of the foregoing, other than Litigation
         Expense.

                  "Material Adverse Effect": as to any Person, any material adverse change in or effect on (i) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of such Person, (ii) the ability of such Person to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is or will be a party, or
         (iii) the ability of such Person to perform any of its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party.

                  "Order": any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

                  "Patents and Trademarks": the Company's U.S. and foreign (a) patents and pending patent applications together with any and all continuations, continuations in part, divisions, reissues, re-examinations, extensions and renewals thereof, and (b) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the Business symbolized thereby.

                  "Permits": all Federal, state, local or foreign permits, licenses, approvals, franchises, notices, authorizations, registrations, certifications and similar filings.

                  "Permitted Liens": (a) carriers', warehousemen's, workers', materialmen's, brokers' or customs' or other like Liens arising in the ordinary course of business with respect to obligations which are not due; and (b) liens and other title exceptions set forth on Schedule 3.11.

                  "Person": a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited


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         partnership, limited liability company, trust, or any person acting in a representative capacity.

                  "Purchase Price": as defined in Section 2.3.

                  "Related Person": with regard to any natural Person, his or her spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

                  "Shares": (i) shares of the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), (ii) shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), and (iii) Warrants.

                  "Subsidiary": with respect to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly owned by such Person, or (ii) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person.

                  "Taxes": all taxes, charges, duties, fees, levies, penalties or other assessments imposed by any taxing authority, including, but not limited to, income, excise, property, sales or transfer taxes, including any interest, penalties or additions attributable thereto.

                  "Tax Returns": all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

                  "Third Party" or "Third Parties" means any Person that is not the Buyer, the Company or a Seller or an Affiliate of the Buyer, the Company or a Seller.

                  "Transaction Documents": this Agreement and the Escrow Agreement.

                  "12% Note": the 12% Note due April 1, 2001, issued by the Company to BT in the original principal amount of $6,750,000.


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                  "Warrants": the Company's Warrants for the acquisition of up to 3,000 shares of its Class B Common Stock, $0.01 par value, originally issued to BT on May 21, 1992.


              2.  Sale and Purchase of Stock.

              2.1 Sale and Purchase. At the Closing, which shall occur at the offices of Alston & Bird, 1201 West Peachtree Street, Atlanta, Georgia, on the date this Agreement is executed and delivered, or such other place or date as the parties shall mutually agree in writing, each Seller shall sell, transfer, assign, convey and deliver the Shares owned by it to the Buyer or its designee(s), and the Buyer or its designee(s) will purchase, accept and acquire the Shares from the Sellers.

              2.2 Deliveries at Closing. At the Closing, each Seller shall cause the Shares held by him or it to be transferred to the Buyer or its designee(s) by delivering to the Buyer or its designee(s) certificates representing such Shares, duly endorsed for transfer or accompanied by duly executed forms of assignment, and the Buyer shall pay to the Sellers the Purchase Price for the Shares in accordance with Section 2.3 hereof.

              2.3 Purchase Price and Payment.

              (a) Purchase Price. The purchase price payable by the Buyer for the Shares (the "Purchase Price") shall be a total of $19,500,000 minus the amount of the Company's indebtedness for principal (but not accrued interest) to banks and other lenders to be paid and discharged on the Closing Date pursuant to Section 2.3(c)(i),(ii) and (iii). The Purchase Price shall be allocated among the Sellers as set forth in Exhibit B attached hereto. Any indemnity payment made pursuant to Section 5 of this Agreement shall be deemed an adjustment to the Purchase Price.

              (b) Payment. At the Closing, in payment of the Purchase Price:

              (i) the Buyer shall pay $500,000, by wire transfer of immediately available funds, to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement.

             (ii) the Buyer shall pay the balance of the Purchase Price to the Sellers, by wire transfer of


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         immediately available funds to the account(s) designated in writing by the Sellers.

         (c) Indebtedness of the Company to be Discharged. At the Closing, the Buyer shall cause the Company to pay and discharge all long-term indebtedness (including the current portion, if any, thereof) of the Company owing on the Closing Date, including that owing:

                    (i) to BT for principal and accrued interest on the 12% Note,

                   (ii) to Texas Commerce Bank National Association for principal, accrued interest and other amounts under the Credit Agreement dated as of February 20, 1996, and

                  (iii) to Ronald G. Tefteller, Successor Trustee of the William
         T. Averitt Trust, for principal and accrued interest under the Promissory Note Dated September 14, 1995, in the original principal amount of $100,000, payable by the Company to such Trustee.


              3. Representations and Warranties of the Sellers. The Sellers, jointly and severally (subject to Section 5.3(h) hereof), represent and warrant to the Buyer as follows:

              3.1 Organization; Good Standing. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties, and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. The Company and its Subsidiaries are duly qualified or licensed to transact business as foreign corporations in good standing in the jurisdictions listed on Schedule 3.1.

              3.2 Authorization; Validity. Each of the Sellers has the full power and capacity necessary to enter into and perform his or its obligations under this Agreement and the other Transactions Documents to which he or it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transactions Documents have been approved by all necessary action of the Board of Directors and stockholders of the Company and the Board of Directors


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and stockholders of BT. This Agreement has been and the other Transaction
Documents to which any of the Sellers is a party will be when executed and delivered, duly executed and delivered by the Sellers and each such agreement constitutes, or will constitute when executed and delivered, a legal, valid and binding obligation of the Sellers, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

                  3.3 Title to Shares; Other Rights. Each of the Sellers is the owner of all right, title and interest (record and beneficial) in and to that number of shares of Class A Common Stock or Warrants set forth next to his or its name on Schedule 3.3, free and clear of all Liens, except as disclosed on
Schedule 3.3. Except for the agreements described in Schedule 3.3 which are to be terminated at or before Closing, no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract for the purchase from any of the Sellers of any Shares. Except for agreements effectively terminated at or before Closing, none of the Sellers is a party to, or bound by, any other agreement, instrument or understanding restricting the transfer of his or its Shares.

                  3.4 No Conflict. Subject to obtaining the Consents and Permits listed on Schedule 3.4, neither the execution nor the delivery of the Transaction Documents by the Sellers nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of or constitute a breach of or default under any terms, conditions or provisions of
(i) the organizational documents or by-laws of the Company or any Subsidiary, or
(ii) any applicable Laws, or (iii) any Contract listed on Schedule 3.18, or (b) result in the creation of any Lien on any of the Shares or any of the assets of the Company or any Subsidiary.

                  3.5 Capitalization. All of the authorized, issued and outstanding shares of capital stock of the Company, and the record and beneficial holders thereof, are as set forth in Schedule 3.5 attached hereto. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), and all applicable state securities laws. Except as set forth in Schedule 3.5, there are no outstanding rights of subscription, pre-emptive rights, warrants, calls, options, conversion or exchange



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rights or other Contracts with respect to any securities of the Company or pursuant to which any Person has an interest in its capital or profits, and there are no Contracts as to the voting of the Company's securities. Except as set forth in Schedule 3.5, there are no outstanding rights to either demand registration of any Shares under the Securities Act or to sell any Shares in connection with such registration of shares.

                  3.6 Subsidiaries. The Company does not own, beneficially or of record, any capital stock or other equity securities of any corporation or other entity or have any direct or indirect equity, ownership or voting interest in any other Person, except the capital stock of its Subsidiary, PrisTech, Inc., a Delaware corporation. The Company owns of record and beneficially all of the issued and outstanding shares of capital stock of such Subsidiary.

                  3.7 Financial Statements. The Financial Statements are attached to Schedule 3.7. All of the Financial Statements were prepared from the books and records of the Company and its Subsidiaries, which are correct and complete in all material respects and have been maintained in accordance with good business practices. Except as disclosed on Schedule 3.7, the audited Financial Statements have been prepared in accordance with GAAP consistently applied during each period and from period to period covered by the audited Financial Statements, and fairly present the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods then ended. The unaudited Financial Statements were prepared in a manner not inconsistent with the basis of presentation used in the audited Financial Statements, and fairly present the consolidated financial position and results of operation of the Company and its Subsidiaries as of the dates thereof and for the periods then ended, subject to normal year-end adjustments.

                  3.8 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities or obligations, of a kind that in accordance with GAAP would be required to be included on the consolidated balance sheet of the Company or disclosed in the footnotes thereto, whether accrued, absolute or contingent, and whether due or to become due, except (a) liabilities reflected or reserved against on the December Balance Sheet included in the Financial Statements, (b) liabilities arising in the ordinary course of business since the date of such balance sheet, and (c) liabilities and obligations disclosed on Schedule 3.8.


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                  3.9 No Material Adverse Change. To the Sellers' knowledge, since December 31, 1996 there has not been (i) any material adverse change in the financial condition, operations, business, properties, assets or liabilities of the Company or any Subsidiary, or (ii) any material damage, destruction or loss to any of the properties or assets of the Company or any Subsidiary, whether or not covered by insurance, which has materially and adversely affected or impaired the ability of the Company or any Subsidiary to conduct the Business.

                  3.10   Taxes. Except as provided in Schedule 3.10:

                  (a) Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects, and all Taxes shown thereon and all deficiencies or other assessments of tax, interest or penalties and all estimated taxes due by the Company or its Subsidiaries or with respect to its business have been paid. The charges, accruals and reserves, if any, in respect of Taxes (including import duties) set forth in the Financial Statements are adequate. No extensions of time with respect to any date on which any Tax Return was or is to be filed by the Company or any Subsidiary are in force.

                  (b) None of the Company's Tax Returns have ever been audited by the IRS or any other Governmental Authority and the Company has neither waived any statute of limitations in respect of Taxes nor agreed to a Tax assessment or deficiency. The Company has not filed any consent under Section 341(f) of the Code relating to collapsible corporations. No Tax is required to be withheld pursuant to Section l445 of the Code as a result of any of the transfers contemplated by this Agreement and the Company will provide any certificate requested by Buyer at Closing with respect thereto.

                  3.11 Good Title; No Liens. Except as set forth on Schedule 3.11, each of the Company and its Subsidiaries has good and marketable title to all the properties and assets, real and personal, tangible and intangible, purported to be owned by it (including all property and assets reflected in the Financial Statements, except as disposed of after the date thereof in the ordinary course of business), subject to no Liens other than Permitted Liens. No material item of the property used in the Company's or any Subsidiary's operations or business is owned by an Affiliate of the Company.

                  3.12 Leases. Schedule 3.12 sets forth a list of all leases of real property and all leases of (or other arrangements for the use of) any item of personal property, to which the Company or any Subsidiary is a party, either as lessor or lessee. Except as indicated on Schedule 3.12, neither the Company nor any Subsidiary is in breach, violation or default of any lease with respect to or as a result of which the other party thereto has the right to terminate the same, and neither the Company nor any Subsidiary has received any notice of any claim that it is in breach, violation or default with respect to any lease.

                  3.13 Insurance. All of the assets and the operations of the Company and its Subsidiary of an insurable nature are insured by the Company or its Subsidiary in such amounts and against such losses, casualties or risks as is (i) required by any Law applicable to the Company, its Subsidiary or the Business, or (ii) required by any Contract. Schedule 3.13 contains a complete and accurate list of all insurance policies held or owned by the Company or its Subsidiary and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number and the amounts of coverage and deductible in each case and all outstanding claims thereunder. Correct and complete copies of all such policies have been delivered to Buyer by the Company on or before the date of this Agreement. All such policies are in full force and effect. Neither the Company nor its Subsidiary is in Default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and neither has failed to give any notice or present any claim thereunder in due and timely fashion. Neither, the Company nor its Subsidiary has been refused or denied renewal of any insurance coverage.

                  3.14 Patents, Trademarks, etc. Schedule 3.14 sets forth a list of all Patents and Trademarks owned, licensed or used by the Company or any Subsidiary during the past five years and any applications or registrations therefor which are currently either pending or issued and not expired. Except as set forth on Schedule 3.14, the Company or the relevant Subsidiary owns the entire unencumbered right, title and interest in and to all such Patents and Trademarks free of all Liens other than Permitted Liens, and no rights or licenses to or from others have been granted with respect to such Patents and Trademarks. The Company has taken all action reasonably necessary to protect its rights with respect to the Patents and Trademarks. All of the Patents and registrations of

Trademarks are valid, subsisting and in full force and effect. The Company and each Subsidiary own, or possess the right to use, all the Intellectual Property necessary for the conduct of its business as now conducted, without any known infringement on, violation of or conflict with the rights of others. To the Sellers' knowledge, no Third Party is using any of the Intellectual Property or engaging in any activity that infringes on, violates or conflicts with the rights of the Company or any Subsidiary with respect to the Intellectual Property. No Affiliate of the Company or any Subsidiary owns or possesses any rights in or to any Intellectual Property used by the Company or any Subsidiary in its business.

                  3.15 Litigation, etc. (a) Except as set forth on Schedule 3.15, there is no pending or, to the Sellers' knowledge, threatened Action or governmental investigation or inquiry against or involving the Company or any Subsidiary or its assets or operations, and to the Sellers' knowledge no event has occurred which could reasonably be expected to result in an Action or governmental investigation or inquiry against or involving the Shares, the Company, or any Subsidiary or its assets or operations, and (ii) there are no outstanding Orders binding upon the Shares, the Company, any Subsidiary, any of their assets, or the Business.

                  (b) Except as disclosed on Schedule 3.15, the Company has not been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB No. 5")), which would be required by FASB No. 5 to be disclosed or accrued in financial statements of the Company, were such financial statements prepared as of the date hereof.

                  3.16 Permits. The Company and each Subsidiary have all material Permits necessary for the conduct of their business as presently conducted, and all such Permits are listed on Schedule 3.16.

                  3.17 Compliance with Laws. Except as set forth on Schedule 3.17, the Company and each of the Subsidiaries is in compliance in all material respects with, and none of them have received any notice that it or the plants or properties where the Business is conducted are in any material respect in violation of, or have any material liability under, any Laws, Orders or Permits.

                  3.18 Contracts, etc. Set forth on Schedule 3.18 are complete and accurate lists of the following:

                  (a) all bonus, incentive compensation, profit-sharing, retirement, group insurance, death benefit or other fringe benefit plans, deferred compensation and post-termination obligations or trust agreements of the Company and its Subsidiaries in effect or under which any amounts remain unpaid on the date hereof or which are to become effective after the date hereof;

                  (b) each Contract defining the terms on which indebtedness for borrowed money, or other indebtedness evidenced by bonds, notes or similar instruments, of the Company and its Subsidiaries or guarantees thereof by the Company or any Subsidiary have been or may be issued;

                  (c) all Contracts, oral or written, to which the Company or any Subsidiary is a party and in which any Affiliate of the Company has any interest, direct or indirect;

                  (d) all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities in the name of or owned or controlled by the Company or any Subsidiary, and the names of the persons having access thereto;

                  (e) all powers of attorney granted by the Company or any Subsidiary to others;

                  (f) all other Contracts to which the Company or any Subsidiary is a party, except ones that are terminable on less than 60 days' notice, or do not involve aggregate remaining payments or unpaid obligations of $25,000 or more, and except purchase orders for inventory and sales orders for products and services of the Company or any Subsidiary entered into in the ordinary course of business.

Except as set forth on Schedule 3.18, none of the Company's or any Subsidiary's rights under any Contract listed on Schedule 3.18 will be materially adversely affected by the transactions contemplated hereby. Except as set forth on
Schedule 3.18 neither the Company nor any Subsidiary has given or received notice of, or has any knowledge of, any material default or claimed or purported or alleged default of a material nature on the part of the Company, its Subsidiaries or any other party in the performance or payment of any obligation to be performed or paid under any Contract listed on
Schedule 3.18.

                  3.19 Governmental and other Consents, etc. No Consent or Permit of any Person is required to be obtained by the Company, any of its Subsidiaries or the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or to carry on the Company's business as now being conducted, other than (a) under Contracts being terminated at or before Closing which are identified on Schedule 3.19, and (b) the Consents and Permits specified in Schedule 3.19, all of which have been obtained.

                  3.20 Employee Benefits; ERISA. (a) Schedule 3.20 hereto lists every Employee Benefit Plan (as hereinafter defined) of the Company. True and complete copies of each Employee Benefit Plan listed on Schedule 3.20 hereto including: (i) all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service or the Department of Labor, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions (and any material modifications thereto) have heretofore been furnished to Buyer.

                  (b) Except as disclosed in Schedule 3.20, all of the Employee Benefit Plans and the related trusts subject to ERISA and the Code
(as hereinafter defined) comply with and have been administered in compliance with (i) the provisions of ERISA, (ii) all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iii) all applicable state or federal securities laws, and (iv) all other applicable laws, rules, regulations or ordinances, and the Company has not received any notice from any Governmental Authority (as hereinafter defined) questioning or challenging such compliance. All available government approvals for the Employee Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans (as hereinafter defined) and tax exemption of related trusts, as applicable under the Code, and all such government approvals continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan or loss of intended tax consequences under the Code or to any tax under
Section 501 of the Code. No event has occurred for which, and to the knowledge of the Sellers, no condition or set of circumstances exist under which the Company or any tax-qualified Employee Benefit Plan could be subject to any liability under ERISA Section 502(i) or Code Section 4975.

                  (c) Except as disclosed in Schedule 3.20, no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of the Company prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither the Company nor any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject the Company or Buyer to any direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Employee Benefit Plan.

                  (d) Except as disclosed in Schedule 3.20, all Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans are correct and complete, have been timely filed with the Internal Revenue Service, the Department of Labor or distributed to participants under the Employee Benefit Plans (as required by law), and there have been no changes in the information set forth therein.

                  (e) Except as disclosed in Schedule 3.20, no "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Code Section 4975(e)(2)) of any Employee Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975(c) or ERISA Section 406).

                  (f) The Company has never maintained or contributed to an ERISA Plan which is a "defined benefit plan," as defined in ERISA Section 3(35).

                  (g) All contributions, premiums and payments required to be made under the terms of any Employee Benefit Plan for all plan years ending on or prior to the Closing Date have been made or will be made prior to the Closing Date.

                  (h) The Company has never maintained an Employee Benefit Plan that provides welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors. No tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which could give rise to such taxes.

                  (i) Except as disclosed on Schedule 3.20, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee or director of the Company to severance pay, unemployment compensation, golden parachute or any payment contingent upon a change in control or ownership of the Company, (ii) increase or enhance any benefits payable under any Employee Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                  (j) Except as otherwise noted in Schedule 3.20, all individuals participating in (or eligible to participate in) any Employee Benefit Plan maintained (or contributed to) by the Company are common-law employees.

                  (k) Neither the Company nor any member of a group of trades or businesses under common control (as defined in ERISA Sections 4001(a)(14) and 4001(b)(1)) with the Company have ever had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

                  (l) All liabilities arising out of or related to Employee Benefit Plans of the Company are reflected on the Financial Statements in accordance with GAAP.

                  (m) When used in this Section 3.20, the words and phrases set forth below shall have the following meanings:

                  "Employee Benefit Plan" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of the Company, or any dependent or beneficiary thereof, maintained by the Company or under which the Company has any obligation or liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of the Company (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

         "ERISA Plan" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

                  3.21   Labor and Employment Matters.

                  (a) Schedule 3.21 contains a correct and complete list of (i) all employees whose direct annual compensation exceeds $50,000 and (ii) a list of all other employees in each job classification employed by the Company in the Business. Except as disclosed in Schedule 3.21, the employment of all employees is terminable at will by the Company without any penalty or severance obligation of any kind on the part of the Company.

                  (b) Except as set forth in Schedule 3.21, the Company has not received any notice prior to the date of this Agreement that any of the officers or other senior level personnel of the Company, will terminate or contemplates terminating his or her employment currently or at any time before or within 60 days after the Closing Date or will otherwise not be available to the Buyer, or not agree to employment by the Buyer, on the same terms and conditions as his or her current employment by the Company on the date hereof.

                  (c) Within the twelve months prior to the date of this Agreement, the Company has not with respect to the Business effectuated (i) a "plant closing," as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act"); or (ii) a "mass layoff" (as defined in the WARN Act); and the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

                  3.22 Environmental Matters. Except as set forth in Schedule 3.22:

                  (a) There is no Environmental Litigation (or any Litigation involving Environmental Matters against any Person whose Liability, or any portion thereof, for Environmental Matters or under any Environmental Laws the Company has or may have retained or assumed, contractually or by operation of
Law) pending or threatened with respect to (i) the ownership, use, condition or operation of the Business, the Leased Real Property or any other asset of the Company or any asset formerly held for use or sale by the Company or any of its predecessors or any of its current or former Subsidiaries, or (ii) any violation or alleged violation of or Liability or alleged Liability under any Environmental Law or any Order related to Environmental Matters. Neither the Company nor its predecessors nor its current or former Subsidiaries is in violation of (i) any Environmental Law, or (ii) any Order related to Environmental Matters, in connection with its ownership, use or operation of the Business, the Leased Real Property or any other asset of the Company or any asset formerly held for use or sale by the Company or any of its predecessors or any of its current or former Subsidiaries. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, that are reasonably likely to form the basis of any Environmental Litigation (or any Litigation involving Environmental Matters against any Person whose Liability (or any portion thereof) for Environmental Matters or under any Environmental Laws the Company has or may have retained or assumed, contractually or by operation of Law. Neither the Company nor any of its predecessors or any of its current or former Subsidiaries nor to the knowledge of the Sellers anyone else has used any assets or premises of the Company or any of its predecessors or any of its current or former Subsidiaries or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances other than ordinary consumer or office materials used in ordinary consumer or office quantities in full compliance with all applicable Laws.

                  (b) No release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any assets owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former Subsidiaries or any part thereof while or before such assets were owned, leased, operated or managed, directly or indirectly, by the Company.

                  (c) No soil or water in, under or adjacent to any assets owned, leased, operated or managed, directly or indirectly, by the Company or assets formerly held for use or sale by the Company or, in either case, any of its predecessors or any of its current or former Subsidiaries has been contaminated by any Hazardous Substance while or before such assets were owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former Subsidiaries.

                  (d) All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its predecessors or any of its current or former Subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Environmental Laws and there is no Environmental Litigation with respect to any such release or disposal.

                  (e) All underground tanks and other underground storage facilities presently located at any real property owned, leased, operated or managed by the Company or any of its predecessors or any of its current or former Subsidiaries are listed together with the capacity and contents (former and current) of each such tank or facility in Schedule 3.22 None of such underground tanks or facilities is leaking or has ever leaked, and neither the Company nor any of its predecessors or any of its current or former Subsidiaries holds any responsibility or liability for any underground tanks or underground facilities at any other location.

                  (f) All waste, hazardous or otherwise, has been removed from all real property of the Company and its predecessors and its current and former Subsidiaries.

                  (g) The Company and each of its predecessors and each of its current or former Subsidiaries has complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and neither the Company nor any of its predecessors or any of its current or former Subsidiaries has made any such reports concerning the operations or activities of the Company or any of its predecessors or any of its current or former Subsidiaries.

                  (h) No building or other Improvement or any real property owned, leased, operated or managed, directly or indirectly, by the Company contains any asbestos-containing materials.

                  (i) No on-site or off-site locations where the Company or any of its predecessors or any of its current or former Subsidiaries has stored, disposed or arranged for the disposal of Hazardous Substances are listed on any federal, state or local government lists of abandoned disposal sites or sites where Hazardous Substances have or may have occurred, and no polychlorinated biphenyls ("PCB's") are used or stored on or in any real property owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former Subsidiaries.

                  (j) Schedule 3.22 contains a correct and complete list of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the Company, the Business, any assets owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former Subsidiaries, and the Company has previously delivered to Buyer a correct and complete copy of each such assessment and study.

Notwithstanding anything to the contrary in the foregoing, the representations and warranties made in this Section 3.22 are made only to the knowledge of the Sellers, to the extent such representations and warranties relate to (i) predecessors of either the Company or any Subsidiary, (ii) acts or omissions of Persons other than the Company or a Subsidiary, or any of their respective Affiliates, or (iii) the use or operation of Leased Real Property by owners, lessees or other occupants prior to the use or occupancy thereof by the Company or a Subsidiary, or any conditions or circumstances that arose during such prior use or occupancy.

                  3.23 Prospective Changes. Except as described in Schedule 3.23, to the Sellers' knowledge, there has been no event or occurrence relating to the Company, the Business, relations with employees, relations with customers or suppliers, or governmental actions or Laws directly applicable to the Business, which can reasonably be expected to have a Material Adverse Effect.

                  3.24 Compliance with the Immigration Reform and Control Act. Neither the Company nor any of its Subsidiaries has failed to comply with or violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the "Immigration Laws") in any way which can reasonably be expected to result in the imposition of a fine or penalty on it. With respect to each employee (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) of the Company or any Subsidiary for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) is required, the Company has supplied, to Buyer such employee's Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. The Company has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

                  3.25 Interested Transactions. Except as set forth in Schedule 3.25, the Company is not a party to any Contract or other transaction with any Affiliate of the Company, any Related Person of any Affiliate of the Company (other than as a shareholder or employee of the Company), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Except as described in Schedule 3.25, none of the Persons (other than BT and its Affiliates) described in the first sentence of this Section 3.25 owns, or during the last three years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with the Company or the Business.

                  3.26 Product Warranty. Schedule 3.26 sets forth all written, express warranties and guarantees made by the Company, any Subsidiary or the Business.

                  3.27 Absence of Certain Developments. (a) Except as set forth on Schedule 3.27 or as contemplated by this Agreement, since January 1, 1997, or with respect to (ii) and (iii) below, since January 1, 1996, the Company has conducted the Business only in the ordinary course and has not:

                  (i) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $35,000;

                  (ii) encountered any labor union organizing activity with respect to non-union workers, had any actual or, to the knowledge of the Sellers, threatened employee strikes, or, to the knowledge of the Sellers, any material work stoppages, slowdown or lock-outs related to any labor union organizing activity or any actual or, to the knowledge of the Sellers, threatened employee strikes;

                  (iii) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

                  (iv) acquired, or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (v) increased, or agreed or promised to increase, the compensation of any officer, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary courses of business and consistent with prior practice;

                  (vi) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                  (vii) declared or paid any dividends or made any other distributions to its stockholders or holders of Warrants as such; or made any redemption or repurchase of the Company's capital stock or Warrants;

                  (viii) paid, discharged or settled any liabilities of the Company for Taxes, other than payments required for the current year that are not in dispute;

                  (ix) prepaid any principal of its long-term debt;

                  (x) amended its Certificate of Incorporation or by-laws;

                  (xi) canceled or compromised any material debt or claim or waived or released any material right, except for adjustments or settlements made in the ordinary course of business consistent with past practice; or

                  (xii) made a loan to any person other than with respect to accounts receivable created by unaffiliated third parties in the ordinary course of business.

                  3.28 Products Liability of the Business. Except as set forth on Schedule 3.28, the Company has received no written claim, and, to the knowledge of the Sellers, no claim has been threatened or alleged, that (a) any line or category of products of the Business manufactured, designed, sold or delivered by the Company, any predecessor or any of its current or former Subsidiaries contains any general defect in manufacture or design, or (b) any product of the Company, any predecessor or any of its current or former Subsidiaries, has failed in any manner that has resulted in any personal injury (including death) or property damage.

                  3.29 Federal Food, Drug and Cosmetic Act. Except as set forth in Schedule 3.29, no products manufactured, assembled, sold or distributed by the Company or any Subsidiary are "medical devices" for the purposes of the federal Food, Drug and Cosmetic Act, as amended (the "FFD&CA"). Except as set forth on Schedule 3.29, since January 1, 1994, neither the Company nor any Subsidiary has filed any medical device reports under the FFD&CA or any similar state law. Except as set forth on Schedule 3.29, to the knowledge of the Sellers, neither the United States Food and Drug Administration (the "FDA") nor any similar state agency (i) has commenced or is considering any investigation or inquiry concerning any product of the Company, any predecessor or any current or former Subsidiary or (ii) is considering any rulemaking or other proceeding that would subject any product of the Business to the FFD&CA or any similar state law or to any requirement that the FDA or any state agency approve any product of the Business as a condition of its sale in the manner that such product is currently sold in the ordinary course of the Business. Except as set forth on Schedule 3.29, to the knowledge of the Sellers, the products of the Business currently sold by the Company substantially conform to all applicable codes and standards imposed by any federal or state governmental agency and to accepted codes and standards relating to the manufacture, distribution and sale of medical devices in the United States.

                  3.30 Clearance Letters. Attached to Schedule 3.30 are copies of all Section 510(k) clearance letters from the FDA issued to the Company, any Subsidiary or any predecessor ("510(k)s") and a copy of any applications or registrations currently pending before the FDA. Except as set forth on Schedule
3.30 the Company or the relevant Subsidiary owns the entire unencumbered right, title and interest in and to all such 510(k)s free of all Liens other than Permitted Liens, and no rights or licenses to or from others have been granted with respect to such 510(k)s. The Company has taken all action reasonably necessary to protect its rights with respect to the 510(k)s. All of the 510(k)s are valid, subsisting and in full force and effect. The Company and each Subsidiary own, or possess the right to use, all the rights 510(k) authorization provides and as necessary for the conduct of the Company's business as now conducted, without any known infringement on, violation of or conflict with the rights of others.

                  3.31 Absence of Questionable Payments. Neither the Company, any Subsidiary or, to the Sellers' knowledge any predecessor thereof, or any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary, or to the Sellers' knowledge, any predecessor thereof, has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable laws, rules or regulations relating to foreign trade practices. Neither the Company nor any predecessor or any current or former Subsidiary or any current director, officer, agent, employee or other Person acting on behalf of any of such Persons, has accepted or received any unlawful contributions, payments, gifts or expenditures.

                  3.32 BT Net Worth. BT has a net worth, as determined in accordance with GAAP consistently applied, of at least $50,000,000.

                  3.33 Disclosure. The Company has made available or caused to be made available to Buyer complete and correct copies of all agreements, instruments and documents set forth in the Schedules hereto or underlying a disclosure set forth in the Schedules hereto.

                  3.34 Statements True and Correct. No representation or warranty made by the Sellers with respect to themselves or the Company in any of the Transaction Documents or in any certificate of the Sellers or the Company delivered pursuant thereto contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.

                  4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

                  4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and assets, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

                  4.2 Authorization. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of the Buyer are necessary to approve the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes the valid and binding obligation of the Buyer, enforceable in accordance with the terms hereof, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors' rights generally or by general principles of equity.

                  4.3 No Conflict. Neither the execution nor the delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a breach of or default under any terms, conditions or provisions of its organizational documents or by-laws or any Law or Contract by which it is bound or to which it or its assets are subject.

                  4.4 Buyer's Investigation. The Buyer has conducted inspections of the properties and financial and other records of the Company and its Subsidiaries and other due diligence with respect to the Company and its Subsidiaries and the Business. The Buyer has had an opportunity to ask questions of the Sellers and the officers of the Company and its Subsidiaries relating to their business, management and financial affairs, which questions were answered to the Buyer's satisfaction, and to examine all books and records of the Company and its Subsidiaries. Based on such inspections and inquiries, the Buyer has no knowledge of any inaccuracies or breaches in the Sellers' representations and warranties set forth in this Agreement. For purposes of this Section 4.4, the Buyer's knowledge means the actual knowledge of Lawrence P. Klamon, John J. Huntz, Jr. and Brady W. Mullinax, Jr.

                  4.5 Investment Intent. The Buyer is aware that the Shares it is purchasing hereunder are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law. The Buyer is acquiring the Shares for investment purposes only, for its own account not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act.

                  4.6 Governmental and other Consents, etc. No Consent or Permit of any Person is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  4.7 Litigation, etc. There is no pending or, to the Buyer's knowledge, threatened Action or governmental investigation against or involving the Buyer that would, if adversely determined, materially and adversely affect the transactions contemplated hereby.

                  4.8 No Implied Warranties. It is understood and agreed that none of the Sellers are making, and none have made, any representation or warranty of any kind, express or implied, to the Buyer except for those specifically provided in Sections 3 and 6.1 of this Agreement. Except for the matters which are expressly covered by such representations and warranties, and upon which the Buyer intends to rely, the Buyer is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Sellers in Sections 3 and 6.1 hereof, the Sellers make no representation or warranty to the Buyer regarding (a) any projections, estimates or budgets heretofore delivered or made available to the Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Subsidiary or the future business operations of the Company or any Subsidiary; or (b) any other information or documents made available to the Buyer or its counsel, accountants or advisors with respect to the Company or any Subsidiary or the business or operations of the Company or any Subsidiary, except as expressly set forth in or furnished pursuant to Sections 3 and 6.1 hereof.


                  5. Indemnification.

                  5.1 Obligation of the Sellers. Subject to the limitations set forth in Section , each of the Sellers shall indemnify and save harmless the Buyer and its successors and assigns from, against, for and in respect of:

                  (a) any Loss incurred or required to be paid which arises out of or relates to (i) a state of facts as a result of which any representation or warranty made by such Seller in this Agreement is untrue, inaccurate or misleading in any respect, or (ii) the breach of any covenant or agreement made by the Seller in this Agreement or any Transaction Document;

                  (b) any Loss incurred or required to be paid which arises out of or relates to any deficiency in Taxes, and penalties and interest relating thereto, assessed in connection with the Company's deductions for amortization of the Non-Competition and Consulting Agreement dated as of May 19, 1992 between the Company and Charles F. Manker, as reported in all Tax Returns of the Company subsequent to the date of such NonCompetition Agreement;

                  (c) any Loss incurred or required to be paid which arises out of or relates to the Company's failure to have in effect, on or at any time prior to the Closing Date, a "Device Distributor and Device Manufacturer License" or any other license required under Chapter 431 of the Texas Health and Safety Code; and

                  (d) any Litigation Expense incurred or required to be paid in connection with any Action incident to any matter indemnified against in paragraph (a), (b) or (c).

                  5.2 Obligation of the Buyer. Subject to the limitations set forth in Section 5.3, the Buyer shall indemnify and save harmless the Sellers from, against, for and in respect of:

                  (a) any Loss incurred or required to be paid which arises out of or relates to (i) a state of facts as a result of which any representation or warranty made by the Buyer in this Agreement is untrue, inaccurate or misleading in any respect, provided that the Sellers did not know that such representation or warranty was untrue, inaccurate or misleading in any respect on the Closing Date, or (ii) the breach of any covenant or agreement made by the Buyer in this Agreement or in any Transaction Document;

                  (b) any liability arising out of a violation by the Buyer or the Company after the Closing of the Worker Adjustment and Retraining Notification Act or any state or local "plant closing" or similar laws in connection with the transactions contemplated hereby; and

                  (c) any Litigation Expense incurred or required to be paid in connection with any Action incident to any matter indemnified against in Section 5.2 (a) or (b) above.

                  5.3 Limitation on Indemnity. The indemnification obligations of the parties under Sections 5.1 and 5.2 shall be subject to the following:

                 (a) Time Bar. (i) The Buyer shall not be entitled to make any claim against the Sellers for any Loss or Litigation Expense unless a notice of such claim shall have been given to the Agent or the Sellers in accordance with
Section 11.1 hereof

                  (A) on or before the first (1st) anniversary of the Closing Date, in the case of any claim for Loss arising under Section 5.1(a)(i) hereof (and any Litigation Expense under Section 5.1(d) hereof related to such Loss), other than a claim relating to the untruth, inaccuracy or misleading nature of a representation or the breach of a warranty, covenant or agreement made by the Sellers with respect to the matters set forth in Sections 3.2, 3.3 and 3.5 of this Agreement; and

                  (B) on or before the first (1st) anniversary of the date on which a covenant or agreement is to be performed hereunder or under any other Transaction Document, in the case of any claim for Loss arising under Section 5.1(a)(ii) hereof (and any Litigation Expense under Section 5.1(d) hereof related to such
         Loss); and

                  (C) on or before the expiration of the applicable statute of limitations, in the case of (1) any claim for Loss arising under
         Section 5.1(a)(i) hereof (and any Litigation Expense under Section 5.1(d) hereof related to such Loss) because of the untruth, inaccuracy or misleading nature of a representation or the breach of a warranty, covenant or agreement made by any Seller in Sections 3.2, 3.3 or 3.5 of this Agreement, and (2) any claim for Loss arising under Section 5.1(b) or Section 5.1(c) hereof (and any Litigation Expense under Section 5.1(d) hereof related to such Loss).

                  (ii) The Sellers shall not be entitled to make a claim against the Buyer for any Loss or Litigation Expense relating thereto unless a notice of such claim shall have been given to the Buyer in accordance with Section 11.1 hereof

                  (A) on or before the first (1st) anniversary of the Closing Date in the case of any claim for Loss arising under Section 5.2(a)(i) hereof (and any Litigation Expense under Section 5.2(c) hereof related to such Loss), or

                  (B) on or before the first (1st) anniversary of the date on which a covenant or agreement is to be performed hereunder or under any other Transaction Document, in the case of any claim for Loss arising under Section 5.2(a)(ii) hereof (and any Litigation Expense under
         Section 5.2(c) hereof related to such Loss); and

                  (C) prior to the expiration of the applicable statute of limitations, in the case of any claim for Loss arising under Section 5.2(b) hereof (and any Litigation Expense under Section 5.2(c) hereof related to such Loss).

                  (b) Deductible. (i) The Buyer shall be entitled to indemnity for Losses or Litigation Expenses with respect to any claim arising under
Section 5.1(a)(i) or Section 5.1(c) only to the extent that the aggregate amount of its Losses and Litigation Expenses with respect to all claims arising under such Sections exceeds $100,000, provided that the limitations of this Section 5.3(b) shall not apply to indemnity with respect to Losses arising out of or relating to a state of facts as a result of which a representation or warranty set forth in Sections 3.2, 3.3 or 3.5 is untrue or inaccurate.

                  (c) Limitations on Damages. Any indemnifiable claim with respect to any breach or nonperformance by any party of a representation, warranty, covenant or agreement shall be limited to the amount of direct, actual damages sustained by the indemnified party by reason of such breach or nonperformance. No party or its Affiliates shall in any event be liable to any other party or its Affiliates for any consequential damages. Each party further agrees that it shall not seek punitive damages as to any matter relating to this Agreement or the transactions contemplated by it. The foregoing limitations with respect to consequential and punitive damages shall not be deemed to prevent indemnification of a party to this Agreement for consequential or punitive damages sought by a Third Party from the party seeking indemnification.

                  (d) Escrow. The Sellers have deposited certain funds with the Escrow Agent pursuant to the Escrow Agreement, to be held as security for certain Losses indemnifiable pursuant to Section 5.1(b) and Litigation Expenses incurred in connection with such Losses.

                  (e) Maximum Liability. (i) The aggregate liability of the Sellers in connection with all claims for Loss or Litigation Expense hereunder, to the extent in excess of the deductible provided for in Section 5.3(b), shall not exceed $1,000,000. (ii) BT shall not be liable for indemnification under
Section 5.1 in an amount in excess of $750,000 and the other Sellers shall not be liable for indemnification under Section 5.1 in an amount in excess of $250,000. (iii) With respect to each item of Loss or Litigation Expense indemnifiable by the Sellers, the liability of BT shall be limited to 75% thereof and the liability of the other Sellers shall be limited to 25% thereof (and the liability of such other Sellers shall be joint and several as to such 25%). Subject, however, to Section 5.3(h), the limitations on a Seller's liability in (i) and (ii) above shall not apply to any Loss or Litigation Expense that results from, arises out of or relates to a state of facts as a result of which any representation or warranty of a Seller set forth in Section 3.2, 3.3 or 3.5 is untrue or inaccurate, or any Loss (or Litigation Expense relating thereto) indemnifiable under Section 5.1(b).

                  (f) Insurance Proceeds; Recoveries; Tax Benefits.

An indemnified party's indemnifiable Loss hereunder shall be deemed reduced by the amount of any insurance proceeds, indemnities or recoveries from third parties recoverable by such indemnified party with respect to such Loss, and by the value of any tax benefits to the indemnified party from such Loss, and shall be deemed increased by income Taxes payable by the indemnified party with respect to the indemnity payments to be received in connection with such Loss.

                  (g) Exclusivity. The sole and exclusive remedy of the parties hereto for any claim resulting from a breach by any of the parties hereto of its respective representations, warranties, covenants or agreements made herein or the failure by any party to perform its respective obligations under this Agreement shall be a claim under this Section 5. The parties hereby waive any provision of law to the extent that it would limit or restrict the agreement contained in this Section 5.3(g).

                  (h) Several Liability of the Sellers. Notwithstanding anything to the contrary herein, the representations and warranties made in Section 3.2,
3.3 and 3.4 of this Agreement shall be deemed made by each Seller severally, not jointly, and no Seller shall have any liability under this Section 5 with respect to any inaccuracy in such representations or breach of such warranties that relates to the title, ownership, capacity, rights, obligations or any action or inaction of any other Seller. Neither Section 5.3(e) nor this Section 5.3(h) shall require the Buyer to proceed against all of the Sellers or any of them in connection with any claim for indemnification; all such claims may be asserted independently, subject to the limitations on any Seller's liability set forth herein.

                  5.4 Notice and Defense of Claims. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by another party or third parties shall be subject to the following terms and conditions:

                  (a) Notice. The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any Action brought by any third party, a copy of any documentation with respect thereto promptly after any such documentation is received by the indemnified party. The claims notice may be amended on one or more occasions with respect to the amount or description of the asserted liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the asserted liability or the Loss. If a claims notice is not provided promptly as required by this Section 5.4(a), the indemnified party nonetheless shall be entitled to indemnification by the indemnifying party to the extent that the indemnifying party has not established that it has been prejudiced by such late receipt of the claims notice.

                  (b) Third Party Claims or Actions. (i) In the event any Action is brought by any third party against an indemnified party, with respect to which an indemnifying party may have liability under this Agreement, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with independent counsel reasonably satisfactory to such indemnified party.

                  (ii) If the indemnifying parties elect to assume the defense of any such third-party Action, the indemnifying parties shall have the sole right to contest, pay, settle or compromise any such Action on such terms and conditions as the indemnifying parties may determine; provided, however, that the indemnifying party shall not without the indemnified party's written consent (which shall not be unreasonably withheld) settle or compromise any Action or consent to the entry of any judgment that does not include an unconditional term releasing the indemnified party from all liability in respect of such asserted liability. After notice from the indemnifying parties to such indemnified party of the indemnifying parties' election so to assume the defense thereof, the indemnifying parties shall not be liable to such indemnified party for any legal or other expenses incurred after the date of receipt of such notice by the indemnified party. The indemnified party shall have the right to employ its own counsel and such counsel may participate in such Action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred.

                  (iii) If the indemnifying parties do not elect to assume the defense of any such Action, the indemnified party may engage counsel selected by the indemnified party to assume the defense and may contest and pay, and, with the consent of the indemnifying parties (which shall not be unreasonably withheld), may settle or compromise any such claim. The fees and disbursements of such counsel shall constitute Litigation Expense hereunder.

                  (iv) The indemnified party and the indemnifying parties, as the case may be, shall be kept fully informed of such Action at all stages thereof whether or not such party is represented by its own counsel.

                  (v) The Sellers have elected to defend the Action currently pending in which certain federal income tax liabilities have been asserted against the Company, for which the Buyer is entitled to indemnification under
Section 5.1(b). The Sellers retain the sole right to defend, contest, pay, settle or compromise such Action or any subsequent or related Action involving such federal income tax liabilities. The Buyer will cause the Company, after the Closing, to provide all cooperation and assistance reasonably required for the proper and adequate defense of such Action or any such subsequent or related Action.

                  5.5 Cooperation. The parties hereto agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Action brought by any third party.

                  5.6 Confidentiality. The parties agree to make reasonable efforts to preserve in full the confidentiality of all proprietary or confidential business records and the attorney-client and work product privileges. In connection therewith, each party agrees that: (a) it will make reasonable efforts, in any Action in which it has assumed or participated in the defense, to avoid production of confidential business records; and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any Action shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

                  5.7 Survival of Representations and Warranties. All covenants, representations and warranties and agreements made in this Agreement or in any Exhibit, Schedule, certificate or document delivered herewith or at the Closing shall survive the execution and delivery thereof and the Closing hereunder; provided, however, that any claim for the breach of any such covenant, representation, warranty or agreement shall be subject to the applicable limitations set forth in this Section 5.

                  6. Other Agreements of the Parties.

                  6.1 Brokers. Each party represents and warrants that all actions by it relative to this Agreement and the transactions contemplated hereby were carried out in such manner as not to give rise to any valid claim for finders fees, brokerage commissions or similar payments.

                  6.2 Elections. Neither the Buyer nor any Affiliate of the Buyer shall make any election pursuant to the Code that is inconsistent with any election made by the Company, its Subsidiaries or any affiliate for any prior year which would materially adversely affect the Sellers, the Company or its Subsidiaries, or file any amended tax return of the Company or its Subsidiaries so as to materially adversely affect the Company, its Subsidiaries or the Sellers as to any taxable year ending on or before the Closing Date, without the prior written consent of the Sellers.

                  6.3 No Modifications. (a) For a period of two (2) years after the Closing, the Buyer shall not amend the Certificate of Incorporation or By-Laws of the Company or any Subsidiary in any way that would, relative to the provisions thereof in effect prior to the Closing, tend to increase the liabilities of directors and officers prior to the Closing, or impair, lessen or reduce the provisions thereof relating to indemnification of directors and officers, or (b) in the event any such amendment is made during such two-year period, the Buyer shall provide indemnification to such directors and officers, with respect any claim arising during such period, comparable in all material respects to that which would have been available to them had such amendment not been made; provided that, in no event shall the Buyer's obligations under this
Section 6.3, in the aggregate, exceed $100,000 in the aggregate for all directors and officers of the Company and its Subsidiaries.

                  6.4 Post-Closing Cooperation. After the Closing Date, the Sellers and the Buyer shall provide each other timely access to information and reasonable assistance and cooperation, during normal business hours, necessary for the preparation of any tax returns or other filings or conducting or responding to tax audit or other proceedings. All pertinent books of account, papers, and records shall be retained by the parties until either the statute of limitations to which they relate has expired, by lapse of time or by the terms of any agreement for extension of the period of limitations. If at any time any records of the Company or any Subsidiary relating to the period prior to the Closing Date are to be destroyed, the Buyer shall use its best efforts to so notify the Agent at least thirty (30) days prior to such destruction and, at the request of the Agent, shall deliver such records to the Agent.

                  7. Further Assurances. Following the Closing, at the request of any party, the other parties shall execute and deliver such further documents, and take such other action, as may be necessary or appropriate to give full effect to the transactions contemplated by this Agreement, including without limitation to confirm the sale, transfer, assignment and conveyance of the Shares hereunder and to vest in the Buyer all the Sellers' right, title and interest in and to the Shares or as may otherwise be required to carry out the provisions of this Agreement.


                  8.       Conditions Precedent.

                  8.1 Conditions to Obligations of the Sellers. All obligations of the Sellers under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of the Sellers, at or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Buyer's Representations and Warranties. The representations and warranties of the Buyer herein contained shall be true on and as of the Closing Date with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated or permitted by this Agreement.

                  (b) Buyer's Covenants. The Buyer shall have performed all its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by the Buyer at or prior to the Closing Date.

                  (c) Buyer's Closing Certificate. The Sellers shall have received a certificate of the Buyer, executed on behalf of the Buyer by any duly authorized representative of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers, certifying as to the fulfillment of the matters mentioned in paragraphs
         (a) and (b) of this Section 8.1.

                  (d) Buyer's Counsel's Opinion. Alston & Bird, counsel to the Buyer, shall have delivered to the Sellers an opinion, dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Sellers, as to the matters set forth in Exhibit C-1 hereto. In giving such opinion such counsel may rely, as to matters of fact, upon certificates of duly authorized representatives of the Buyer and, as to matters of law, upon the opinions of other counsel reasonably satisfactory to the Sellers; provided that copies thereof are delivered to the Sellers at or prior to the Closing.

                  (e) Consents and Approvals. The Sellers and the Company shall have received all approvals, consents, authorizations and waivers listed on Schedule 3.19.

                  (f) Other Documents. The Sellers shall have received all certificates, corporate documents, evidence of authorization, and other agreements, instruments and documents in respect of any aspect or consequence of the transactions contemplated by this Agreement as the Agent may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Agent.

                  (g) No Litigation. No Action before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no Action by any governmental or regulatory authority shall have been threatened against the Sellers or the Buyer seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

                  8.2 Conditions to the Obligations of the Buyer. All obligations of the Buyer under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of the Buyer, at or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Sellers' Representations and Warranties. The representations and warranties of the Sellers herein contained shall be true on and as of the Closing Date with the same force and effect as though made on and as of said date, except as affected by transactions contemplated or permitted by this Agreement.

                  (b) Sellers' Covenants. The Sellers shall have performed all of the obligations and agreements and complied with all of the covenants contained in this Agreement to be performed and complied with by the Sellers on or prior to the Closing Date.

                  (c) Sellers' Closing Certificate. The Buyer shall have received one or more certificates of the Sellers, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying as to the fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 8.2.

                  (d) Consents. The Buyer shall have received evidence, satisfactory to the Buyer and its counsel, that all of the Consents disclosed in Schedule 3.19 have been duly obtained.

                  (e) Sellers' Counsel's Opinion. Eaton & Van Winkle and Cox & Smith Incorporated, each counsel for certain of the Sellers, shall have delivered to the Buyer opinions, dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Buyer, as to the matters set forth in Exhibit C-2 hereto. In giving such opinions such counsel may rely, as to matters of fact, upon certificates of the Sellers, and, as to matters of law, upon the opinion of other counsel reasonably satisfactory to the Buyer, provided that copies thereof are delivered to the Buyer prior to the Closing.

                  (f) Escrow Agreement. The parties thereto shall have duly executed and delivered the Escrow Agreement.

                  (g) Terminations. The Buyer shall have received evidence reasonably satisfactory to it of the termination of the Contracts and rights listed on Schedule 8.2.

                  (h) Other Documents. The Buyer shall have received all certificates, corporate documents, evidence of authorization, and other agreements, instruments and documents in respect of any aspect or consequence of the transactions contemplated by this Agreement as the Buyer may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Buyer.

                  (i) No Litigation. No Action before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no Action by any governmental or regulatory authority shall have been threatened against the Sellers or the Buyer seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

                  9. Termination.

                   9.1 Termination. (a) This Agreement may be terminated prior to the Closing and the transactions contemplated hereby may be abandoned:

                  (i) by the Sellers, upon written notice from the Agent to the Buyer, if the Closing has not taken place on or before February 28, 1997, other than by reason of a default hereunder of the Sellers;

                  (ii) by the Buyer, upon written notice to the Agent, if the Closing has not taken place on or before February 28, 1997, other than by reason of a default hereunder of the Buyer; or

                  (iii) by either the Buyer or the Sellers, upon written notice to the other(s), if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby; or

                  (iv) by the Buyer if any condemnation, destruction or loss due to fire or other casualty from the date hereof until the Closing Date is such that the Business is materially interrupted or curtailed or the assets of the Company are materially affected; provided that if the Buyer nonetheless elects to close, the Sellers shall remit or assign the Sellers' rights or the Company's rights to all net condemnation proceeds or third party insurance proceeds to the Buyer, and the Sellers shall have no further liability or obligations with respect to such condemnation, destruction or loss.

                  9.2 Status of Agreement after Termination. Upon any termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and shall have no effect, except that such termination shall not affect any liability any party may have for any loss, damage, liability, cost or expense alleged to have been incurred by another as a consequence of the party's default under this Agreement.


                  10. Arbitration.

                  (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (the "Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, arbitration of disputes (i) arising under the Escrow

Agreement shall be resolved as provided in the Escrow Agreement; and (ii) commenced as provided in the Escrow Agreement shall be resolved as provided in the Escrow Agreement.

                  (b) The arbitration tribunal shall consist of three arbitrators, of whom one shall be nominated by Buyer, one shall be nominated by the Seller, and the third, who shall serve as Chairman, shall be chosen by the two party-nominated arbitrators or, in the event the party-nominated arbitrators are unable to designate the third arbitrator, by the American Arbitration Association.

                  (c) Any party to this Agreement is authorized to initiate arbitration by providing written notice of arbitration, in accordance with the Rules, to the Administrator of the American Arbitration Association and to the party or parties against whom a claim is being made.

                  (d) The place of the arbitration shall be New York, New York.

                  (e) The award of the arbitrators shall be final and binding. The parties waive any right to appeal the award, to the extent a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection pending arbitration; and (iii) to enforce any decision of the arbitrators, including the final award.


                  11. General Provisions.

                  11.1 Notices. All waivers, notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, delivered by national overnight courier service, or 72 hours after mailed by certified first class mail, return receipt requested, postage prepaid, as follows:

                  (a)      If to BT, to it at:

                           BT Capital Partners, Inc.
                           130 Liberty Street
                           New York, New York 10006
                           Attention: Robert Marakovits
                           fax: (212) 250-5123

                           with a copy to:

                           Eaton & Van Winkle
                           600 Third Avenue
                           New York, New York 10016
                           Attention: John W. Kaufmann, Esq.
                           fax: (212) 661-5077

                  (b) If to Merle M. Smith, individually or as Agent, or any of the other Sellers (other than BT), to:

                           Merle M. Smith
                           Prism Enterprises, Inc.
                           7492 Reindeer Trail
                           San Antonio, Texas 78238
                           fax: (210) 520-8039

                           with a copy to:

                           Cox & Smith Incorporated
                           112 East Pecan Street
                           Suite 1800
                           San Antonio, Texas 78205-1521
                           Attention: Dan G. Webster III, Esq.
                           fax: (210) 226-8395

                  (b)      If to the Buyer, to it at:

                           Fuqua Enterprises, Inc.
                           One Atlantic Center, Suite 5000
                           1201 West Peachtree Street
                           Atlanta, GA 30309
                           Attention: Lawrence P. Klamon
                           fax: (404) 815-4529
                           with a copy to:

                           Alston & Bird
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, GA 30309-3424
                           Attention: Bryan E. Davis, Esq.
                           fax: (404) 881-7777

or to such other address or addresses as may be designated by a party by written notice to the other parties hereto.

                  11.2 Costs; Expenses. Whether or not the transactions are consummated, the Buyer will bear its own costs and expenses incurred in negotiating this Agreement and consummating the transactions contemplated hereby, and the Sellers will bear the costs and expenses incurred by the Sellers in negotiating this Agreement and consummating the transactions contemplated hereby.

                  11.3 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective successors and assigns.

                  11.4 Public Announcements. The parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby and, in any event, shall not issue any press releases, make any public announcement or statement without the consent of the other parties, except for filings or registrations which may be required or except as otherwise required by Law.

                  11.5 Entire Agreement; Amendment. This Agreement, together with its Schedules and Exhibits, embodies the entire agreement and understanding of the parties hereto and supersedes any prior agreement or understanding between the parties with respect to the subject matter of this Agreement. This Agreement cannot be amended or terminated orally, but only by a writing duly making specific reference to this Agreement executed by the parties.

                  11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

                  11.7 Headings. Headings of the Sections and paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

                  11.8 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other. Notwithstanding the foregoing, the Buyer may, without the consent of the other parties hereto, assign and delegate its obligations and rights hereunder or any part thereof to
(i) any affiliated company of the Buyer and (ii) any lender of the Buyer as collateral, but no such assignment shall relieve the Buyer of its obligations hereunder.

                  11.9 Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of New York, without regard to choice of laws principles, and the federal laws of the United States of America.

                  11.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                  11.11 Waivers. Except as otherwise provided herein, no delay on the part of a Seller or the Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a Seller or the Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  11.12 Miscellaneous. The rights and remedies of the Buyer and the Sellers hereunder are cumulative and not exclusive of any rights or remedies they would otherwise have.

                  IN WITNESS WHEREOF, the parties have executed or caused to be executed this Stock Purchase Agreement as of the date first set forth above.


BUYER:

FUQUA ENTERPRISES, INC.


By:/s/ L. P. Klamon
   -----------------------------
Lawrence P. Klamon,
         President


SELLERS:

THE MERLE AND MARYANN                                BT CAPITAL PARTNERS, INC.
SMITH FAMILY FOUNDATION

                                                     By:  /s/ Robert Marakovitz
                                                         ----------------------
By: /s/ Merle M. Smith                                        Title:
   -----------------------
Merle M. Smith, President

                                                       /s/ Merle M. Smith
                                                     --------------------------
THE MERLE AND MARYANN                                Merle M. Smith
SMITH LIMITED PARTNERSHIP


By: /s/ Merle M. Smith                                /s/ Mark S. Smith
   ------------------------                          --------------------------
Merle M. Smith, general                              Mark S. Smith
partner

                                                      /s/ Christopher M. Smith
                                                     --------------------------
                                                     Christopher M. Smith

                              DISCLOSURE SCHEDULES



Schedule 3.1                        Organization; Good Standing
Schedule 3.3                        Title to Shares; Other Rights
Schedule 3.4                        No Conflict
Schedule 3.5                        Capitalization
Schedule 3.7                        Financial Statements
Schedule 3.8                        Absence of Undisclosed Liabilities
Schedule 3.10                       Taxes
Schedule 3.11                       Good Title; No Liens
Schedule 3.12                       Leases
Schedule 3.13                       Insurance
Schedule 3.14                       Patents; Trademarks, etc.
Schedule 3.15                       Litigation, etc.
Schedule 3.16                       Permits
Schedule 3.17                       Compliance with Laws
Schedule 3.18                       Contracts, etc.
Schedule 3.19                       Governmental and Other Consents, etc.
Schedule 3.20                       Employee Benefits; ERISA
Schedule 3.21                       Labor and Employment Matters
Schedule 3.22                       Environmental Matters
Schedule 3.25                       Interested Transactions
Schedule 3.26                       Product Warranty
Schedule 3.27                       Absence of Certain Developments
Schedule 3.28                       Products Liability of the Business
Schedule 3.29                       Federal Food, Drug and Cosmetics Act
Schedule 3.30                       Clearance Letters
Schedule 8.2                        Termination of Contracts

                                    EXHIBITS



Exhibit A                                   Escrow Agreement
Exhibit B                                   Allocation of Purchase Price
Exhibit C-1                                 Form of Alston & Bird
                                             Opinion
Exhibit C-2                                 Opinions of Eaton &
                                              VanWinkle and Cox &
                                              Smith Incorporated


















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